EXHIBIT 4.3


                               UROMED CORPORATION

                      2001 SPECIAL STOCK OPTION AGREEMENT

        OPTION AGREEMENT between UroMed Corporation, a Massachusetts corporation (the "Company"), and Roger Kao (the "Optionee").

        1. Option Shares. Subject to the terms and conditions set forth herein, the Company grants to the Optionee, with effect on August 28, 2001 (the "Grant Date"), a non-qualified stock option (the "Option") to purchase from the Company, all or any part of a total of 46,667 shares (the "Option Shares") of the Company's Common Stock, no par value (the "Common Stock").

        2. Price; Deposit. The price to be paid for the Option Shares shall be $.01 per share.

        3. Character of Option. This Option is not to be treated as an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

        4. Termination of Option. The Option shall terminate on August 17,
2006.

        5. Exercise of Option.

        (a) The Optionee shall be permitted to exercise this Option and purchase Option Shares only to the extent the Option Shares are vested.

        (b) The Option Shares shall become 100% vested immediately as of the Grant Date.

        (c) Exercise of the option may be effected by giving the Company written notice, in the manner provided in Section 11, specifying the number of shares as to which the Option is being exercised and including in such notice
(i) two copies of the executed Stock Option Agreement, and (ii) full payment (as reduced by a ratable portion of the Deposit paid with respect to the shares) for such shares in the form of (1) a check or bank draft payable to the order of the Company [or (2) shares of Common Stock with a current fair market value equal to the option price of the shares to be purchased.] Receipt by the Company of such notice and payment shall constitute the exercise of the Option. Within 30 days thereafter, the Company shall deliver or cause to be delivered to the Optionee a certificate or certificates for the number of shares then being purchased by him. If any applicable regulation of the Securities and Exchange Commission or other public regulatory authority shall require the Company or the Optionee to register or qualify under the Securities Act of 1933, as amended, or under any similar federal statute then in force or any state law regulating the sale of securities, any Option Shares with respect to which notice of intent to exercise shall have been delivered to the Company or any other action in connection with such shares shall have been taken, the delivery of the certificate or certificates for such shares shall be postponed until completion of the necessary action, which the Company shall take in good faith and without any delay. All such action shall be taken by the Company at its own expense.

        6. Restriction Against Transfer of Option. During the lifetime of the Optionee, the Option may be exercised daily by the Optionee. Except by will or by the laws of descent and distribution, the Option and all rights granted hereunder may not be transferred, assigned, pledged, or hypothecated (whether by operation of law or otherwise) and shall not be subject to execution, attachment, or similar process.

        7. Capital Changes. In the event of any stock dividend payable in Stock or any split-up or contraction in the number of shares of the Stock occurring after the date of this Agreement and prior to the exercise in full of the Option, the number of remaining shares subject to this Agreement and the price to be paid for each such share shall be proportionately adjusted. In case of any reclassification or other change of outstanding shares of the Stock, shares of Stock or other securities shall be delivered equivalent in kind and value to those shares an Optionee would have received if the Option had been exercised immediately prior to such reclassification or other change and had continued to hold the Option Shares (together with all other shares, stock and securities thereafter issued in respect thereof) to the time of the exercise of the Option. No fraction of a share shall be purchasable or deliverable upon exercise, but in the event any adjustment number of shares covered by the Option shall cause such number to include a fraction of a share, such number of shares shall be adjusted to the nearest smaller whole number of shares. Without limiting the provisions of Section 5(c), in case of any consolidation or merger of the Company with or into another company, or any sale or conveyance to another person of all or substantially all of the property of the Company, the Optionee shall, upon exercise of the Option in full or in part, receive shares of stock, securities, or other property equivalent in kind or value to what the Optionee would have received if the Optionee had exercised the Option to such extent immediately prior to such consolidation, merger, sale, or conveyance and had continued to hold the Option Shares (together with all other shares, stock, and securities issued in respect thereof) to the time of the exercise of the Option. Upon the dissolution or liquidation of the Company, the Option shall terminate, but the Optionee (if at the time in the employ or retained as a consultant or advisor to the Company or any of its subsidiaries) shall have the right, immediately prior to such dissolution or liquidation, to exercise the Option to the extent not theretofore exercised.

        8. Reservation of Shares. The Company shall at all times during the term of this agreement reserve and keep available such number of shares of the Common Stock as will be sufficient to satisfy the requirements of this agreement and shall pay all fees and expenses necessarily incurred by the Company in connection with this agreement and the issuance of Option Shares.

        9. Limitation of Rights in Option Shares. The Optionee shall not be deemed for any purpose to be a stockholder of the Company with respect to any of the Option Shares except to the extent that the Option shall have been exercised with respect thereto and in addition thereto a stock certificate shall have been issued therefor and delivered to the Optionee.

        10. Limitation of Rights. The Option confers upon the Optionee no right to continue as an employee of, or consultant or advisor to, the Company and its subsidiaries and shall not interfere in any way with the right of the Company and its subsidiaries to terminate the employment or consulting or advisory relationship of the Optionee at any time or to increase or decrease the compensation of the Optionee from the rate in existence at the time of the grant of the Option.

        11. Communication. Any communication or notice required or permitted to be given under this agreement shall be in writing and mailed by registered or certified mail or delivered in hand, if to the Company, to 1400 Providence Highway Building #2, Norwood, Massachusetts 02062, and, if to the Optionee, to the address set forth below or such other address, in each case, as the addressee shall last have furnished to the communicating party.

        IN WITNESS WHEREOF, the parties have executed this agreement as of the date first above written.



                                            UROMED CORPORATION

                                            /s/ Domenic Micale
                                            ----------------------------
                                            By:     Domenic Micale
                                            Title:  Chief Financial Officer


                                            /s/ Roger Kao
                                            ----------------------------
                                            Roger Kao (Optionee)